UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2014

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On December 14, 2014 (the “Closing Date”), Sorrento Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an affiliated entity of Dr. Patrick Soon-Shiong (the “Investor”) pursuant to which the Company agreed to issue and sell to the Investor an aggregate of 7,188,061 shares of the Company’s common stock at a price of $5.80 per share for an aggregate purchase price of $41,690,754. In connection with the Purchase Agreement, the Investor received a warrant to purchase 1,724,138 shares of the Company’s Common Stock (the “Warrant”). The Warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $5.80 per share. The exercise price of the Warrant is subject to customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Investor may give notice to the Company at any time on or after the 120 day anniversary of the Closing Date (the “Registration Notice”) stating that the Investor is exercising its right for the Company to file a registration statement registering for resale the shares of common stock: (i) issued pursuant to the Agreement, and (ii) issuable upon exercise of the Warrant. The Company shall be obligated to file the registration statement as soon as practicable, but in no event more than sixty (60) days after the date of the Registration Notice.

Prior to the earlier to occur of (a) six months following the Closing Date and (b) the date of the Company’s 2015 annual meeting of stockholders (the “Restricted Period”), neither the Investor nor any of its affiliates or representatives (collectively, the “Investor Group”) will (a) acquire or offer to acquire, seek, propose or agree to acquire, or make a proposal to acquire, by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership of the Company (or any of its securities) or of any assets or property thereof, including, in each case, any rights or options to acquire such ownership (including from any third person); (b) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, or grant of consents with respect to, any voting securities of the Company; (c) make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions), any merger, business combination, recapitalization, reorganization, purchase of a material portion of the assets and properties of or other similar extraordinary transaction involving the Company or any of its respective securities; (d) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of Sorrento or otherwise in connection with any of the foregoing; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (f) disclose any intention, plan or arrangement inconsistent with any of the foregoing; (g) advise, assist or encourage, or join with, any other persons in connection with any of the actions or matters referred to in clauses (a) through (f); or (h) agree to take any of the actions or matters referred to in clauses (a) through (g).

The securities were offered and sold to subscribers in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder. The Investor represented itself as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). The securities referred to herein have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy any of the securities described herein.

The foregoing information is a summary of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, copies of which will be attached as exhibits to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Readers should review such agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 3.02        Unregistered Sales of Equity Securities

The information set forth in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

Item 8.01        Other Events.

On December 15, 2014, the Company issued a press release announcing the entry into to the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release of Sorrento Therapeutics, Inc., dated December 15, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2014

SORRENTO THERAPEUTICS, INC.

By:	/s/ Richard Vincent
Name: Richard Vincent
Title: Executive Vice President, Chief Financial Officer and Secretary